                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                           SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
      (Pursuant to Section 14(A) of the Securities Exchange Act of 1934)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BARPOINT.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):
[X]  No Fee Required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

================================================================================

                              BARPOINT.COM, INC.
                             2200 SW 10/th/ Street
                        Deerfield Beach, Florida 33442

                            _______________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on June 6, 2002
                           ________________________

Dear Stockholder:

     You are invited to attend our Annual Meeting of Stockholders, which will be held at 10:00 a.m., local time, on Thursday, June 6, 2002, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, 33486, for the following purposes:

     (1) The election of seven (7) members to our Board of Directors to serve until our 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

     (2) The transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 22, 2002 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                By Order of the Board of Directors



                                Jeffrey W. Sass
                                President, Chief Executive Officer and Secretary

Deerfield Beach, Florida
April 26, 2002

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU EXECUTE A PROXY CARD, YOU MAY NEVERTHELESS ATTEND THE MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                              BARPOINT.COM, INC.

                        _______________________________

                                PROXY STATEMENT
                        _______________________________

     This proxy statement contains information relating to our 2002 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, June 6, 2002, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, and to any adjournments or postponements.

                               ABOUT THE MEETING

What Is The Purpose Of The Annual Meeting?

     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of seven (7) directors. In addition, our management will report on our performance during 2001 and respond to questions from stockholders.

Who Is Entitled To Vote?

     Only stockholders of record at the close of business on the record date, April 22, 2002, are entitled to receive notice of the annual meeting and to vote the shares of our common stock or preferred stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. The three outstanding shares of Series A preferred stock collectively have 671,766 votes and vote together with the common stock as one class. All three shares of Series A preferred stock are owned by our Chairman, Leigh M. Rothschild.

Who Can Attend The Meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in "street name," that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What Constitutes A Quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 18,630,599 shares of our common stock, and three shares of our Series A Preferred Stock (collectively having 671,766 votes and voting together with the common stock as one class) were outstanding and entitled to vote and held by approximately 153 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast "for" or "against" any given matter.

     If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How Do I Vote?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Prior to the annual meeting, we will select one or more inspectors of election. These inspectors will determine the number of shares of common stock and Series A preferred stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

Can I Change My Vote After I Return My Proxy Card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Are The Board's Recommendations?

     The enclosed proxy is solicited on behalf of the board of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

     - FOR the election of the nominated slate of directors (see pages 6-8).

     The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What Vote Is Required To Approve Each Item?

     Election Of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

     Other Items. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked "ABSTAIN" with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who Pays For The Preparation Of The Proxy Statement?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expresses associated with retaining this solicitation firm.

     The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 3, 2001. You should review the information provided in this proxy statement in conjunction with our 2001 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located at 2200 SW 10th Street, Deerfield Beach, Florida 33442 and our telephone number is (954) 949-7000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                              SECURITY OWNERSHIP

     The following table sets forth certain information as of the record date concerning the beneficial ownership of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director, (iii) each of the named executive officers (as defined below), and (iv) all executive officers and directors as a group.

                                                                    Number of Shares                  Percent
                 Name of Beneficial Owner(1)                     Beneficially Owned (2)              of Shares
----------------------------------------------------------     -----------------------               ---------
Leigh M. Rothschild                                                 5,309,861  (3)                     27.68%
Jeffrey W. Sass                                                       667,431  (4)                      3.51%
John C. Macatee                                                       481,295  (5)                      2.53%
David W. Sass                                                         137,840  (6)                         *
Jay Howard Linn                                                       113,813  (7)                         *
David Wachter                                                          73,667  (8)                         *
Jeffrey S. Benjamin                                                   102,658  (9)                         *
Gerald C. McDonough                                                    91,666 (10)                         *
Marguerite Sallee                                                      55,833 (11)                         *
Kenneth Jaeggi                                                      1,425,789 (12)                      7.62%
Irrevocable Trust Number III,                                       4,206,125 (13)                     22.36%
   c/o Jay Howard Linn, Trustee
Symbol Technologies, Inc.                                           1,425,789 (14)                      7.62%
Matthew Schilowitz                                                  1,685,558 (15)                      8.81%
All officers and directors as a group (10 persons)                  8,459,853                          41.82%

_________________

* Less than 1%

(1) Unless otherwise noted, the address for each of the executive officers and directors is 2200 SW 10th Street, Deerfield Beach, Florida 33442.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock they beneficially own. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the record date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of the record date have been exercised and converted.

(3) Of the 5,309,861 shares, 4,023,239 shares are owned by Irrevocable Trust Number III, of which Mr. Rothschild is a beneficiary (see footnote 10 below). Includes 367,930 shares issuable to Mr. Rothschild and 182,886 shares issuable to Irrevocable Trust Number III under options that are exercisable within 60 days of the record date. Does not include 55,176 shares issuable to Mr. Rothschild or 182,886 shares issuable to Irrevocable Trust III under options that are not exercisable within 60 days of the record date. Does not include three shares of Series A Preferred Stock that are entitled to 671,766 votes and vote together with the common stock as one class.

(4) Includes 368,676 shares issuable under options that are exercisable within 60 days of the record date. Does not include 230,759 shares issuable under options that are not exercisable within 60 days of the record date.

(5) Includes 322,407 shares issuable under options that are exercisable within 60 days of the record date. Does not include 202,593 shares issuable under options that are not exercisable within 60 days of the record date.

(6) Includes 62,500 shares issuable under options which are exercisable within 60 days of the record date. Includes 2,833 shares issuable under options issued to McLaughlin & Stern LLP, of which Mr. David Sass is a member, which are exercisable within 60 days of the record date. Does not include 2,833 shares issuable under options issued to McLaughlin & Stern LLP that are not exercisable within 60 days of the record date.

(7) 1108 Kane Concourse, Suite 310, Bay Harbour Island, Florida 33154. Includes 62,500 shares issuable under options that are exercisable within 60 days of the record date.

(8) Includes 22,000 shares issuable under warrants that are exercisable within 60 days of the record date and 39,167 shares issuable under options that are exercisable within 60 days of the record date.

(9) Includes 24,533 shares issuable under options that are exercisable within 60 days of the record date. Does not include 150,467 shares issuable under options that are not exercisable within 60 days of the record date.

(10) Includes 31,666 shares issuable under options that are exercisable within 60 days of the record date.

(11) Includes 50,833 shares issuable under options that are exercisable within 60 days of the record date. Does not include 16,667 shares issuable under options that are not exercisable within 60 days of the record date.

(12) Of these, all 1,425,789 are owned by Symbol Technologies, Inc., of which Mr. Jaeggi is an executive officer and shares voting power with respect to these shares (see footnote 15 below).

(13) 1108 Kane Concourse, Suite 310, Bay Harbour Island, Florida 33154. Includes 182,886 shares issuable under options that are exercisable within 60 days of the record date. Does not include 182,887 shares issuable under options that are not exercisable within 60 days of the record date.

(14) One Symbol Plaza, Holtsville, New York 11742. Includes 60,000 shares issuable under options which are exercisable within 60 days of the record date.

(15) 189 South Country Road, Remsenburg, New York 11960. Includes 495,615 shares issuable under options that are exercisable within 60 days of the record date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulation to furnish us with copies of all such reports they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been met except the Form 3 for Jeffrey Benjamin was filed late due to administrative oversight.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     Our bylaws provide for a Board of Directors of not less than three (3) members. The board of directors currently consists of ten (10) members and the board has adopted a resolution adjusting the number of directors to seven (7) as of the date of our 2002 Annual Meeting of Stockholders. At the meeting, seven
(7) directors will be elected to serve until the 2003 Annual Meeting of Stockholders and until their successors have been elected and qualified. Present vacancy or vacancies which occur during the year may be filled by the board of directors, and any directors appointed must stand for reelection at the next annual meeting of stockholders. Currently we have nine directors and one vacancy. Kenneth Jaeggi, Gerald C. McDonough and David Wachter have declined to stand for re-election. The nominees to be voted on by stockholders are Leigh M. Rothschild, John C. Macatee, Jeffrey W. Sass, David W. Sass, Jay Howard Linn, Marguerite Sallee, and George A. Jahn.

     All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our board of directors may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Leigh M. Rothschild, John C. Macatee, Jeffrey W. Sass, David W. Sass, Jay Howard Linn, Marguerite Sallee, and George A. Jahn.

     The following table sets forth certain information as to the persons nominated for election as directors at the annual meeting.

Name                                       Age                                  Position
-------------------------------------- ----------   ----------------------------------------------------------------
Leigh M. Rothschild                         50      Chairman of the Board
Jeffrey W. Sass                             43      President, Chief Executive Officer, Secretary and Director
John C. Macatee                             50      Director
David W. Sass                               66      Director
Jay Howard Linn                             68      Director
Marguerite Sallee                           55      Director
George A. Jahn                              52      Nomimee for Board of Directors

     The biographies of the nominees are as follows:

     Leigh M. Rothschild. Prior to founding the company in October 1998, Mr. Rothschild was President and Chief Executive Officer of Intracorp Entertainment, Inc., a consumer software company with worldwide product distribution that he founded in 1984. Mr. Rothschild is a former presidential appointee to the High-Resolution Board for the United States under former President George W. Bush. He has served two Florida governors on technology boards and served as a special advisor to the then Florida Secretary of Commerce, now Governor, Jeb Bush. Prior to founding Intracorp, Mr. Rothschild was a real estate investor and founded several high technology companies. Mr. Rothschild has an undergraduate degree from and has also done post graduate work at the University of Miami.

     Jeffrey W. Sass. As of January 1, 2002, Mr. Sass has served as our President and Chief Executive Officer. Previously, Mr. Sass served as Chief Operating Officer and Executive Vice President. Prior to joining us in June 1999, Mr. Sass formed, in July 1997, the Marketing Machine, a full-service marketing agency and consulting firm, servicing clients in computer hardware, software and other industries. From April 1995 through July 1997 he served as Vice President of marketing at Intracorp Entertainment. From July 1994 through April 1995 Mr. Sass was the director of marketing of Gametek, Inc. Mr. Sass is a graduate of Cornell University.

     John C. Macatee. Mr. Macatee joined BarPoint as a director and as President and Chief Executive Officer in March 2000 and resigned from his position as President and Chief Executive Officer effective December 2001.

Mr. Macatee was President and Chief Operating Officer and a director of Office Depot, Inc. from August 1997 until October 1999. Prior to joining Office Depot, Mr. Macatee was President of Sherwin-Williams Paint Stores Group, a Division of The Sherwin-Williams Company, a New York Stock Exchange listed company, a position he held from 1992 to 1997. At Sherwin-Williams, Mr. Macatee was responsible for more than 2,000 stores and commercial branches, as well as a professional sales force serving corporate and industrial customers. Prior to becoming the president of Sherwin-Williams Paint Stores Group, Mr. Macatee held a number of other positions during his 26 years with that company. Mr. Macatee has a Master of Science degree in Business from Columbia University in New York.

     David W. Sass. Mr. Sass has been a director since July 1995. For the past 40 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, one of the law firms that represents our company. Mr. Sass is an officer of Westbury Metals Group, Inc. a company engaged in the refining of precious metals; and a member and Vice Chairman of the Board of Trustees of Ithaca College. David W. Sass is the father of Jeffrey W. Sass.

     Jay Howard Linn. Mr. Linn has been a director since July 1999. Since 1995, he has practiced in his own firm as a certified public accountant. Prior to going out on his own, he was a partner at the CPA firm of Moss & Linn for 14 years in North Miami, Florida.

     Marguerite W. Sallee. Ms. Sallee became a director of our company in June 2000. Ms. Sallee has served as Chairman and Chief Executive Officer of Frontline Group, Inc. since July 1999. Prior to that Ms. Sallee was the Chief Executive Officer of Bright Horizons Family Solutions from July 1998 to January 1999. Ms. Sallee served as President and Chief Executive Officer of Corporate Family Solutions between February 1987 and July 1998. She also serves on the board of directors of Saks, Inc.

     George A. Jahn. Mr. Jahn is a nominee for director of our company. Since August 2000, Mr. Jahn has served as the Chairman of the Department of Mathematics at Palm Beach Community College in Palm Beach Gardens, Florida. Since 1992, he has also been the director, owner and founder of Sober Living in Delray, a halfway house that provides a safe, supportive, semi-structured environment for individuals during the early states of recovery from alcoholism and drug addiction. From 1984 to 1992, Mr. Jahn was President and owner of a full-service actuarial consulting firm specializing in custom designed employee benefit plans.

     The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified. Our officers serve at the discretion of the board of directors, subject to the terms of any employment agreements.

     All of our non-employee directors receive $10,000 per year for attendance at each board of directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors are eligible to receive options under our Equity Incentive Plan. "Independent Directors," as such term is defined by the board of directors Compensation Plan, are granted an option to purchase 50,000 shares of our common stock upon their initial election or appointment. "Outside Directors," as such term is defined by the board of directors Compensation Plan, are granted an option to purchase 10,000 shares of our common stock upon their initial election or appointment. Upon subsequent re-election to the board of directors, non-employee directors receive an additional option to purchase 10,000 shares of our common stock. In April 2001, several of our directors elected to be paid some or all of their director fees in restricted stock in lieu of cash.

     During fiscal year 2001, the board of directors held ten meetings. Each director attended at least 75% of the board of directors meetings and committee meetings for which their attendance was required.

     Non-employee members of our Audit Committee receive $5,000 per year and are reimbursed for travel expenses incurred to attend meetings. Audit Committee members also receive an annual grant of an option to purchase 5,000 shares of our common stock. During fiscal year 2001, the members of our audit committee were Gerald McDonough and Marguerite Sallee. Given that Mr. McDonough is not standing for re-election, one vacancy will exist our audit committee. Following the annual meeting we expect our audit committee members to be Marguerite Sallee and George A. Jahn.

     In addition, all of the non-employee members of our Compensation
Committee will receive $2,500 per year and will be reimbursed for travel expenses incurred to attend meetings. Compensation Committee members also receive an annual grant of an option to purchase 2,500 shares of our common stock. Our current compensation committee includes David W. Sass, David Wachter, Jay Linn and Marguerite Sallee. Following the annual meeting, we expect our compensation committee members to be John Macatee, Marguerite Sallee, Jay Linn and David Sass.


                          INDEPENDENT AUDITOR MATTERS

Independent Auditors

     The firm of Deloitte & Touche LLP served as BarPoint's independent auditors for the year ended December 31, 2001, has been appointed to audit BarPoint's annual consolidated financial statements for the year ending December 31, 2002. Representatives of Deloitte & Touch LLP are not expected to attend the meeting.

     During fiscal 2001, BarPoint retained Deloitte & Touche LLP, to provide services in the following categories and amounts:

Audit Fees

     BarPoint paid or accrued an aggregate of $164,060 in fees for professional services rendered by Deloitte & Touche LLP in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

     We did not engage Deloitte & Touche LLP for any professional services for the fiscal year ended December 31, 2001 in connection with the design and implementation of financial information systems.

All Other Fees

     We paid or accrued an aggregate of $3,000 in fees for other services rendered by Deloitte & Touche to BarPoint for the fiscal year ended December 31, 2001, primarily related to obtaining their consent for filing BarPoint's Form S-8 in June 2001.

Audit Committee Report

     Our Board of Directors has appointed an Audit Committee consisting of two directors. All members of the committee are "independent" of our company and management, as that term is defined in the Nasdaq listing standards. The committee has reviewed and reassessed the adequacy of its audit committee charter and determined to reapprove the charter.

     The primary responsibility of the committee is to monitor and review our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing our financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Members of the committee are not employees of BarPoint and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on BarPoint's financial statements.

     The committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent auditors do not assure that BarPoint's financial statements are presented in accordance with generally accepted accounting principles, that the audit of BarPoint's financial statements has been carried out in accordance with generally accepted auditing standards or that BarPoint's independent accountants are in fact "independent."

     In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2001 prior to the issuance of the company's earnings release. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability, of our company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

     In addition, the committee has received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee has met to review and discuss with the independent auditors the auditors' independence from management and BarPoint, including the matters covered by the written disclosures and letter to be provided by the independent auditors and the financial statements included in the company's annual report on Form 10-KSB. Based on this review, the committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-KSB.

     Submitted by the Audit Committee of the Board of Directors.

Gerald C. McDonough
Marguerite W. Sallee

                                  MANAGEMENT

Executive Officers

     Our executive officers and their ages as of the record date, are as follows:

Name                        Age                    Position
-------------------        -----    --------------------------------------------
Leigh M. Rothschild         50      Chairman of the Board
Jeffrey W. Sass             43      President, Chief Executive Officer, Director
                                    and Secretary (Principal Executive Officer)
Jeffrey S. Benjamin         37      Chief Financial Officer (Principal
                                    Accounting Officer)


     Mr. Macatee resigned effective December 31, 2001 and Mr. Karmelin resigned effective November 16, 2001. Upon those resignations, Mr. Sass, who was the Chief Operating Officer and Executive Vice President, became President and Chief Executive Officer, and Mr. Benjamin, who was the Controller, became Chief Financial Officer. The business experience of Messrs. Rothschild, Macatee and Sass appears under the caption "Election of Directors" set forth herein.

     Jeffrey S. Benjamin. Mr. Benjamin joined us as Controller and Assistant Treasurer in September 2000. Effective November 16, 2001, he was promoted to Chief Financial Officer. Prior to joining us Mr. Benjamin was employed by Ocwen Financial Corporation from September 1994 through August 2000, most recently as Director of Treasury Operations. Before joining Ocwen Financial Corporation, Mr. Benjamin practiced public accounting in New York City. Mr. Benjamin is a Certified Public Accountant and holds a bachelors degree in Accounting and Information Systems from the City University of New York.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation paid during each of the three years ended December 31, 2001 to our Chief Executive Officer and our other executive officers whose total salary and bonus in our fiscal year ended December 31, 2001 exceeded $100,000 (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                                  Annual Compensation
                                                                      -------------------------------------------
                                                          Fiscal                                     Other Annual
              Name and Principal Position                  Year          Salary          Bonus       Compensation
-------------------------------------------------      -----------    ------------  -------------  --------------
Leigh M. Rothschild (1)                                    2001        $   351,923    $               $
   Chief Executive Officer and Chairman of the Board
                                                           2000        $   250,000    $   200,000     $
                                                           1999        $    66,667    $               $

John C. Macatee (2)                                        2001        $   451,923    $               $
   Former President, Chief Executive Officer and
   Director                                                2000        $   200,000    $               $
   (Former Principal Executive Officer)

Jeffrey W. Sass (1)                                        2001        $   296,539    $               $
   Current President, Chief Executive Officer  and
   Secretary (Current Principal Executive Officer)         2000        $   200,000    $   125,000     $
                                                           1999        $    50,000    $               $

Jeffrey Benjamin (3)                                       2001        $  106,538     $               $
   Chief Financial Officer
   (Principal Accounting Officer)                          2000        $    6,058     $               $

Michael A. Karmelin (4)                                    2001        $  181,057     $               $
   Former Chief Financial Officer
                                                           2000        $   43,750     $               $

-----------------------
(1) Messrs. Rothschild and Sass were employed by us for only four months of our fiscal 1999 year and compensation amounts reflect the partial year.
(2) Mr. Macatee was employed by us for only six months of our fiscal 2000 year and compensation amounts reflect the partial year.
(3) Mr. Benjamin was employed by us for one month of our fiscal 2000 year and compensation amounts reflect the partial year.
(4) Mr. Karmelin was employed by us for only three months of our fiscal 2000 year and compensation amounts reflect the partial year.


Employment Agreements

     In March 2000, we entered into employment agreements with Leigh Rothschild and Jeffrey Sass. These agreements were amended in June 2001 and March 2002. The agreement, as amended, with Mr. Rothschild provides that he shall serve as the Chairman of the Board and have an annual salary of $350,000. For the twelve month period beginning April 9, 2001, $50,000 of his salary is payable in restricted stock. Our new employment agreement with Mr. Sass provides that he shall serve as Executive Vice President, Chief Operating Officer and

Secretary (although he is currently serving as President and CEO) with an annual salary of $300,000. For the twelve month period beginning April 9, 2001, $30,000 of his salary is payable in restricted stock. The employment agreements for Messrs. Rothschild and Sass also provide for a term that ends on March 27, 2004 with automatic one-year renewals unless either party gives written notice, participation in our bonus incentive plan, participation in our employee benefits plans and a car allowance of $750 per month plus insurance and maintenance. Upon termination prior to the expiration of these agreements other than for death or disability, each will receive a severance payment that shall not exceed one year's base salary and be entitled to retain any stock options whether or not vested or exercisable.

Change in Control Agreements

     In May 2001, we entered into change in control agreements with a number of our officers including Leigh Rothschild, John Macatee, Jeffrey Sass, Jeffrey Benjamin and Michael Karmelin. Each of these agreements generally provides that in the event of a change in control of our company, we will continue to employ the officer under the severance agreement for a period of one year following the change in control. The agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the one year employment period. If we terminate the officer's employment without cause or the officer terminates his employment for good reason, the officer will receive, either at the intervals previously received or, at the officer's election as a lump sum payment:

          (a) any accrued but unpaid base salary, benefits, bonus or expenses through the date of termination;

          (b) an amount equal to the officer's base salary, bonus and benefits for the longer of one year or the remainder of the term of any employment agreement;

          (c) the exercise term of any stock options held by the officer at the time of termination shall be extended for the longer of one year or the remaining term of any existing employment agreement.

     If we terminate the officer's employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts which have accrued but have not yet been paid to the officer. Each agreement reduces the amounts payable above, if necessary, to the maximum amount which would not subject the officer to any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

     For purposes of these severance agreements, the term change in control generally means any of the following:

          (a) any person, entity or group acquires ownership of 40% percent or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities,

          (b) the individuals who as of the date of the severance agreement constitute our board of directors, and/or future directors approved by the incumbent board, cease for any reason to constitute at least a majority of our board of directors, or

          (c)  our stockholders approve:

               (1) a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 50% of the combined voting power of the resulting company,

               (2)  our liquidation or dissolution, or

               (3)  the sale of all or substantially all of our assets.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during fiscal 2001 were Messrs. Rothschild, Linn, D. Sass, Wachter and Ms. Sallee. No executive officer of BarPoint serves as a member of the compensation committee of the board of directors of any entity one or more of whose executive officers serves as a member of our Board of Directors or Compensation Committee.

Option/SAR Grants in Fiscal 2001

     The following table sets forth certain information concerning grants of stock options made during fiscal 2001 to each of the named executive officers. We did not grant any stock appreciation rights in fiscal 2001.

                     Option/SAR Grants in Last Fiscal Year
                              (Individual Grants)

                                          Number of           % of Total
                                          Securities         Options/SARs
                                          Underlying          Granted to       Exercise or
                                         Options/SARs         Employees            Base             Expiration
           Name                            Granted          in Fiscal Year      Price ($/sh)           Date
-------------------------------       -----------------   ------------------  ------------------    -----------
Jeffrey W. Sass                       200,000             10.94%              0.32                    11/13/11
Jeffrey Benjamin                       10,000             *                   0.40                    04/17/11
                                      150,000             8.21%               0.32                    11/13/11
Michael A. Karmelin                    10,000             *                   0.40                    02/12/02

_____________________

* Less than 1%

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/ SAR Values

     The following table sets forth information with respect to (i) the number of unexercised options held by the named executive officers as of December 31, 2001 and (ii) the value as of December 31, 2001 of unexercised in-the-money options. No options were exercised by any of the named executive officers in fiscal 2001.

                                                   Number of Securities                  Value of Unexercised
                                              Underlying Unexercised Options             In-the-Money Options
                  Name                             at December 31, 2001                 at December 31, 2001(1)
-----------------------------------------  -------------------------------------  ----------------------------------
                                             Exercisable        Unexercisable        Exercisable      Unexercisable
                                           -------------------------------------  ----------------------------------
Leigh M. Rothschild                             354,553               68,100                  0                 0
John C. Macatee                                 184,719              525,000                  0                 0
Jeffrey W. Sass                                 335,030              263,960                  0                 0
Jeffrey S. Benjamin                              18,701              156,299                  0                 0
Michael A. Karmelin                              80,781               94,219                  0                 0

_______________________

(1) Market value of shares covered by in-the-money options on December 31, 2001, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

                             CERTAIN TRANSACTIONS

     In August 1999, we entered into a strategic partnership with Symbol. As part of that partnership, Symbol purchased 1,315,789 shares of our common stock valued at $2,500,000 in exchange for $1,000,000 cash and an agreement to make available to us up to 110,000 Symbol SPT 1500 machines at a special price, plus a royalty free license to use Symbol's scanner patents. During the second half of our fiscal year ended September 30, 2000, we acquired 10,000 SPT 1500 machines in accordance with the agreement for approximately $3.0 million. Prior to September 30, 2000, management determined that it is not in the our best interest to be responsible for the logistics and financial requirements associated with maintaining inventories related to hardware sales. As a result, we reached an agreement in principle with Symbol to dissolve the product supply and license agreement and enter into a new sales and royalty agreement. Under this new agreement, we will continue to promote the use of Symbol scanning devices and will continue to develop applications that improve the functionality of scanning devices, but will now arrange for the sale of the devices to BarPoint partners through Symbol for which we will receive commissions on sales of Symbol hardware and royalties on bundled BarPoint software.

     The law firm of McLaughlin & Stern, LLP of which David Sass, one of our board members is a principal, received legal fees of approximately $22,000 for the year ended December 31, 2001 and $149,000 for the year ended September 30, 2000.

     In March 2000, we entered into an agreement with Matthew Schilowitz, then a director and consultant of BarPoint, whereby Mr. Schilowitz: (i) resigned from his position as a director upon the appointment of a new Chief Executive Officer, (ii) sold 100,000 shares of common stock in the private placement completed by us in April 2000, (iii) agreed to lock-up the shares he owns and the shares underlying his options until October 2, 2000 and (iv) entered into an agreement with the placement agent for the private placement, which provides that Mr. Schilowitz's lock-up shall expire with regard to 100,000 of his shares upon his resignation as a director. The 87,600 shares held by the ARS Revocable Family Trust, a family trust established by Mr. Schilowitz's wife and of which Mr. Schilowitz disclaims beneficial ownership, were not subject to lock-up restrictions. The remainder of his shares and options were locked up until October 2, 2000. Mr. Schilowitz's consulting agreement with us remained in effect until September 30, 2000, when he resigned from his position as a consultant to pursue other interests. In connection with his resignation, Schilowitz and BarPoint agreed that BarPoint would continue payment of Schilowitz's base fee through June 3, 2002, as required by the consulting agreement. In addition, in exchange for the receipt of certain releases, non-competition and confidentiality obligations, and the performance of other specified obligations, we agreed to make a cash payment to Schilowitz of $150,000 on January 2, 2001, and grant him 125,000 options on the effective date of the releases, at an exercise price of $2.00 per share.

     We calculated the fair value of these options utilizing an options pricing model. The fair value was calculated to be approximately $214,000 which was recorded in selling, general and administrative expense for the year ended September 30, 2000 along with the $150,000 cash payment and the total remaining base fees of $316,667.

     Additionally, we agreed that the resignation would not trigger any clause that would otherwise accelerate an option expiration date in other options granted, thus creating a new measurement date for these options. We calculated the fair value of these options utilizing a Black-Scholes options pricing model, which amounted to an additional expense of approximately $8,000 for the year ended September 30, 2000. This represents the difference between the fair value of the options at the date of amendment and the expense recorded upon original issuance.

     In December 2001, we entered into a Separation Agreement with our then Chief Executive Officer, John C. Macatee. Under this agreement, the Mr. Macatee's employment agreement and change in control agreement were terminated (except for covenants not to compete, confidentiality obligations and surrender of documents). Mr. Macatee maintains his position on our board of directors and has agreed to provide consulting services to Barpoint. The agreement obligates us to pay Mr. Macatee his base salary through March 27, 2003 at a rate of $450,000 per year with payment of $50,000 of such amount prior to April 9, 2002 in stock and to maintain his benefits through March 27, 2003. Mr. Macatee maintains his stock options and restricted stock. The amounts owed to Mr. Macatee under this separation agreement were recorded as restructuring charges for the year ended December 31, 2001.

                              GENERAL INFORMATION

     Other Matters. The Board of Directors does not intend to present any matter for action at the annual meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

     Information Concerning Shareholder Proposals and Director Nominations. Any stockholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, BarPoint.com, Inc., 2200 SW 10th Street, Deerfield Beach, Florida, 33442. We must receive a proposal by December 15, 2002 in order to consider it for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders.

     Stockholders who wish to present director nominations or any other business at the 2003 Annual Meeting of Stockholders are required to notify the Corporate Secretary of their intent no later than March 15, 2003. We retain discretion to vote proxies we receive with respect to proposals received after March 15, 2003, provided (i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement.

                                By Order of the Board of Directors,


                                Jeffrey W. Sass
                                President, Chief Executive Officer and Secretary

Deerfield Beach, Florida
April 26, 2002

                                     PROXY
                                     -----
                              BARPOINT.COM, INC.

          This Proxy is Solicited on behalf of the Board of Directors

     KNOWN ALL MEN BY THESE PRESENTS, that the undersigned, a stockholder in BarPoint.com, Inc., a Delaware corporation ("BarPoint") hereby appoints Jeffrey
W. Sass and Jeffrey Benjamin, and each of them acting jointly, if more than one be present, to be the true and lawful attorneys and proxies for the undersigned, to vote all of shares of BarPoint as the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of BarPoint to be held on June 6, 2002 or any adjournment thereof, on the following matters and, in their discretion, on such other matters as may properly come before the meeting. This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the following Proposals.
                               ---

                       ANNUAL MEETING OF STOCKHOLDERS OF
                              BARPOINT.COM, INC.

                                 JUNE 6, 2002

PROPOSAL ONE:  Election of Directors.

   [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to vote for all
                                              nominees listed below

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS.

NOMINEES ARE:    Leigh M. Rothschild
                 John C. Macatee
                 Jeffrey W. Sass
                 David W. Sass
                 Jay Howard Linn
                 Marguerite Sallee
                 George Albert Jahn

*To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below:

Exceptions:

________________________________________________________________________________

OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

     The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above-named proxies may do at such meeting or any adjournments thereof, by virtue hereof.

                                     Dated: _____________________________, 2002

                                     __________________________________________
                                     Signature(s)


                                     Note: When shares are hold by joint
                                     tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and also state the name of the stockholder of record for whom you act. If a corporation, please sign in full corporate name by President or other authorized officer.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.